                                                                January 20, 1998

To Our Stockholders:

     Advanta Corp. (the "Company") is offering to purchase up to 7,882,750 shares of its Class A Common Stock ("Class A Common Stock"), including the associated Class A Purchase Rights (the "Class A Rights" and together with the Class A Common Stock, the "Class A Shares"), which constituted approximately 43% of the Class A Shares outstanding as of January 8, 1998, and up to 12,482,850 shares of its Class B Common Stock ("Class B Common Stock"), including the associated Class B Purchase Rights (the "Class B Rights" and together with the Class B Common Stock, the "Class B Shares"), which constituted approximately 48% of the Class B Shares outstanding as of January 8, 1998 (the Class A Shares and the Class B Shares are hereinafter referred to as the "Common Shares"), at a purchase price net to the seller in cash of $40 per Common Share (the "Common Stock Purchase Price"), and up to 1,078,930 of its depositary shares representing one-hundredth interest in a share of 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)) (the "SAILS Depositary Shares"), which constituted approximately 43% of the SAILS Depositary Shares outstanding as of January 8, 1998, at a purchase price, net to the seller in cash of $32.80 per SAILS Depositary Share (the "SAILS Purchase Price" and together with the Common Stock Purchase Price, the "Purchase Price") (the Class A Shares, Class B Shares and SAILS Depositary Shares are hereinafter referred to as the "Shares"). All of the Shares that are properly tendered (and are not withdrawn on or prior to the expiration date of the offer) will, subject to possible proration, conditional tenders and provisions relating to the tender of odd lots, be purchased for cash, at the applicable Purchase Price, net to the selling stockholder, without interest thereon. All other Shares that have been tendered and not purchased will be returned to the stockholder. Enclosed for your consideration are an Offer to Purchase, dated January 20, 1998, separate Letters of Transmittal for the Class A Shares, the Class B Shares and the SAILS Depositary Shares and other important documents containing detailed information concerning this offer.

     WE URGE YOU TO READ ALL OF THE ENCLOSED INFORMATION CAREFULLY BEFORE DECIDING WHETHER YOU WISH TO TENDER SHARES OR REFRAIN FROM TENDERING SHARES.

     In reviewing the enclosed material, please bear in mind the following:

     - The offer expires at 12:00 midnight, New York City time, on Friday, February 20, 1998, unless extended.

     - The offer is not conditioned upon any minimum number of Shares being tendered to the Company. The offer is, however, subject to certain other conditions, which are specified in the enclosed Offer to Purchase.

     - The procedures for effecting a valid tender are described in the enclosed material. Strict compliance with those procedures is essential.

     - Requests for assistance may be directed to the Dealer Manager or the Information Agent, whose respective addresses are set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Dealer Manager or the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance in connection with the offer.

     - Tenders of Common Shares constitute a tender of the associated Rights; no separate consideration will be paid for the Rights.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. YOU SHOULD MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT EACH OF ITS DIRECTORS AND EXECUTIVE OFFICERS WHO OWNS SHARES WILL TENDER SHARES PURSUANT TO THE OFFER BUT HAS NOT DETERMINED HOW MANY SHARES TO TENDER.

     We encourage you to give the enclosed material your careful and prompt consideration.

     If you have any questions regarding the offer or need assistance in tendering your Shares, please call D.F. King & Co., Inc., Information Agent for the offer, at (800) 431-9633, or BT Alex. Brown Incorporated, the Dealer Manager, at (800) 638-2596.

                                          Very truly yours,

                                          /s/ Dennis Alter
                                          Dennis Alter
                                          Chairman of the Board and
                                          Chief Executive Officer